                                                          Exhibit 99.1
[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contact:

Gary Larson
Chief Financial Officer
(510)623-9400 x321


                AEHR TEST SYSTEMS REPORTS FINANCIAL RESULTS
                       FOR FOURTH QUARTER FISCAL 2010

Fremont, CA (July 21, 2010) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for the fourth quarter and full fiscal year ended May 31, 2010.

Net sales were $3.6 million in the fourth quarter of fiscal 2010, compared with $1.2 million in the fourth quarter of fiscal 2009. Aehr Test reported a net loss of $0.8 million, or $0.09 per diluted share, in the fourth quarter of fiscal 2010. This compares to a net loss of $4.0 million, or $0.48 per diluted share, in the fourth quarter of fiscal 2009.

Commenting on the fourth quarter and full year results, Rhea Posedel, chairman and chief executive officer of Aehr Test Systems, said, "Although we faced significant challenges in fiscal 2010, we ended the year with improved operating performance that has the Company poised for growth. During the fourth quarter, net sales increased to $3.6 million, nearly three times higher than net sales in the fourth quarter of the prior year. This growth was driven by revenue recognition of the previously announced shipment of a FOXTM-15 wafer-level burn-in and test system to Micronas, a leading supplier of automotive and industrial integrated circuits. Net sales also benefitted from shipments of FOX-1 WaferPak contactors to a leading flash memory manufacturer. Looking ahead, our sales efforts remain focused on potential new production accounts with our new Advanced Burn-in and Test System (ABTSTM) and FOX products. With capital spending for semiconductor equipment improving, we believe that we are well positioned to increase our net sales in fiscal 2011 compared with the prior year."

Net sales were $11.7 million in fiscal 2010, compared with $21.4 million in fiscal 2009. Net loss for the year ended May 31, 2010 was $0.5 million, or $0.06 per share, compared with a net loss of $30.0 million, or $3.55 per diluted share, in the prior fiscal year.

At May 31, 2010, cash and cash equivalents were $7.8 million. Aehr Test closed the fourth quarter of fiscal 2010 with no outstanding debt and shareholders' equity of $11.3 million, or $1.30 per share outstanding at May 31, 2010. As of May 31, 2010, the Company's backlog was $2.5 million, compared with $1.7 million at May 31, 2009.

Management Conference Call
Management of Aehr Test will host a conference call and webcast today, July 21, 2010 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the Company's fourth quarter fiscal 2010 operating results. The conference call will be accessible live via the internet at www.aehr.com. Please go to the website at least

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Aehr Test Systems Reports Fourth Quarter Fiscal 2010 Results
July 21, 2010
Page 2 of 5

15 minutes before start time to register, download and install any necessary audio software. A replay of the webcast will be available at www.aehr.com for 90 days.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of systems for burning-in and testing DRAMs, flash and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTS, FOX, MTX and MAX systems and the DiePak(R) carrier. The ABTS system is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues, net sales and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, world economic conditions, the state of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and 10-Q reports and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.


                         [Financial Tables to Follow]



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Aehr Test Systems Reports Fourth Quarter Fiscal 2010 Results
July 21, 2010
Page 3 of 5

                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                        (in thousands, except per share data)
                                   (unaudited)

                                        Three Months Ended     Year Ended
                                              May 31,            May 31,
                                        ------------------  ------------------
                                          2010      2009       2010     2009
                                        --------  --------  --------  --------
Net sales:
  Product sales.......................    $3,567    $1,240    $8,934   $21,407
  Cancellation charges................        --        --     2,740        --
                                        --------  --------  --------  --------
    Total net sales...................     3,567     1,240    11,674    21,407
Cost of sales.........................     1,771     2,752     5,571    20,223
                                        --------  --------  --------  --------
Gross profit (loss)...................     1,796    (1,512)    6,103     1,184
                                        --------  --------  --------  --------
Operating expenses:
  Selling, general and administrative.     1,494     1,380     6,094    20,623
  Research and development............     1,288     1,111     4,758     5,762
  Impairment of goodwill..............        --        --        --       274
  Gain on sale of bankruptcy claim....      (120)       --    (3,993)       --
                                        --------  --------  --------  --------
    Total operating expenses..........     2,662     2,491     6,859    26,659
                                        --------  --------  --------  --------
    Loss from operations..............      (866)   (4,003)     (756)  (25,475)

Interest income.......................         1         6         5       142
Other income (expense), net ..........        64      (107)      131       277
                                        --------  --------  --------  --------
    Loss before income tax
    expense (benefit).................      (801)   (4,104)     (620)  (25,056)

Income tax expense (benefit)..........        18       (76)     (139)    4,915
                                        --------  --------  --------  --------
    Net loss..........................     $(819)  $(4,028)    $(481) $(29,971)
                                        ========  ========  ========  ========

Net loss per share
    Basic.............................    $(0.09)   $(0.48)   $(0.06)   $(3.55)
    Diluted...........................    $(0.09)   $(0.48)   $(0.06)   $(3.55)

Shares used in per share calculations:
    Basic.............................     8,631     8,473     8,563     8,436
    Diluted...........................     8,631     8,473     8,563     8,436






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Aehr Test Systems Reports Fourth Quarter Fiscal 2010 Results
July 21, 2010
Page 4 of 5


                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Reconciliation of GAAP and Non-GAAP Results
                      (in thousands, except per share data)
                                   (unaudited)


                                            Three Months Ended     Year Ended
                                                  May 31,            May 31,
                                            ------------------  ------------------
                                              2010      2009      2010      2009
                                            --------  --------  --------  --------
GAAP net loss...............................   $(819)  $(4,028)  $  (481) $(29,971)
Provision for bad debts1 ...................      --        --        --    13,708
Restructuring and asset impairments2........      --     1,467        --     8,137
Reinstatement of deferred tax asset
    valuation allowance ....................      --        --        --     4,943
Gain on sale of bankruptcy claim3...........    (120)       --    (3,993)       --
Cancellation charges3.......................      --        --    (2,740)       --
Stock compensation expense4 ................     325       338     1,733     1,285
                                            --------  --------  --------  --------
Non-GAAP net loss...........................   $(614)  $(2,223)  $(5,481)  $(1,898)
                                            ========  ========  ========  ========

GAAP net loss per diluted share.............  $(0.09)   $(0.48)   $(0.06)   $(3.55)
                                            ========  ========  ========  ========
Non-GAAP net loss per diluted share.........  $(0.07)   $(0.26)   $(0.64)   $(0.22)
                                            ========  ========  ========  ========
Shares used in diluted shares calculation...   8,631     8,473     8,563     8,436
                                            ========  ========  ========  ========



1 Related to accounts receivable of Spansion Inc., which filed for bankruptcy in Japan in February 2009 and in the U.S. in March 2009.

2 The three months ended May 31, 2009 includes a provision for excess/obsolete inventory of $1.5 million, $0.2 million severance costs, and a credit of $0.3 million for settlement of cancellation charges accrued in the prior fiscal quarter. The year ended May 31, 2009 includes a provision for excess/obsolete inventory of $7.2 million, cancellation charges of $0.3 million, $0.3 million impairment of goodwill, and $0.4 million severance.

3 The Company filed a claim in the Spansion U.S. bankruptcy action. In the first quarter of fiscal 2010, the Company sold a portion of its Spansion U.S. bankruptcy claim to a third party for net proceeds of approximately $3.3 million and recorded the amount as a reduction of operating expenses. In the third quarter of fiscal 2010, the Company sold the remaining balance of its Spansion U.S. bankruptcy claim for net proceeds of approximately $4.6 million and recorded $2.7 million as revenue related to cancellation charges, $1.3 million as deferred revenue and $0.6 million as a reduction of operating expenses.
In the fourth quarter of fiscal 2010, the Company received the remaining payment of $0.1 million due from its Q1 bankruptcy claim sale and recognized the amount as a reduction of operating expenses. The $1.3 million deferred at the end of the third quarter of fiscal 2010 was recognized as product revenue during the fourth quarter of fiscal 2010.

4 In the second quarter of fiscal 2010, officers of the Company elected to forfeit certain stock options granted. The forfeiture of these options resulted in the immediate recognition of the unamortized portion of stock compensation expense of $0.5 million.



Non-GAAP net loss is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net loss is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net loss. This limitation is best addressed by using this measure in combination with net loss (the most comparable GAAP measure).



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Aehr Test Systems Reports Fourth Quarter Fiscal 2010 Results
July 21, 2010
Page 5 of 5

                           AEHR TEST SYSTEMS AND SUBSIDIARIES
                          Condensed Consolidated Balance Sheets
                          (in thousands, except per share data)
                                      (unaudited)

                                                            May 31,         May 31,
                                                             2010           2009
                                                         -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents ..........................       $ 7,766        $ 4,360
  Accounts receivable, net............................           596            931
  Inventories ........................................         3,635          4,472
  Prepaid expenses and other .........................           445            879
                                                         -----------    -----------
      Total current assets ...........................        12,442         10,642

Property and equipment, net ..........................         1,504          2,741
Other assets..........................................           528            528
                                                         -----------    -----------
      Total assets ...................................       $14,474        $13,911
                                                         ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................       $   703        $   995
  Accrued expenses ...................................         1,626          2,107
  Deferred revenue ...................................           286            241
                                                         -----------    -----------
      Total current liabilities ......................         2,615          3,343

Income tax payable....................................           298            299
Deferred lease commitment ............................           280            306
                                                         -----------    -----------
      Total liabilities ..............................         3,193          3,948
                                                         -----------    -----------

Shareholders' equity .................................        11,281          9,963
                                                         -----------    -----------
      Total liabilities and shareholders' equity .....       $14,474        $13,911
                                                         ===========    ===========





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